SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 AMENDMENT NO. 2

                           --------------------------


                            MERRIMAC INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)


         New Jersey                                          22-1642321
   (State of incorporation                                (I.R.S. Employer
       or organization)                                  Identification No.)
     41 Fairfield Place
  West Caldwell, New Jersey                                  07006-6287
(Address of principal executive offices)                     (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

                                            Name of each exchange on
Title of each class to be so registered     which each Class is to be registered

Common Share Purchase Rights                American Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:


                                          None




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     This Amendment No. 2 amends the Registration Statement on Form 8-A/A dated
June 9, 1999 (the "Registration Statement") of Merrimac Industries, Inc. (the "Company") made in connection with the Company's listing of the Common Share Purchase Rights on the American Stock Exchange.

     This Amendment No. 2 is being filed to amend and restate the second, third and last paragraphs of Item 1 to the Registration Statement, and include as an exhibit to the Registration Statement Amendment No. 2 dated as of April 7, 2000 to the Rights Agreement dated as of March 9, 1999, as amended, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent. Except as amended hereby, there are no other changes to this Registration Statement.

Item 1.  Description of Registrant's Securities to be Registered

     The second and third paragraphs of Item 1 of the Registration Statement are hereby amended and restated in its entirety as follows:

     Prior to the Distribution Date (as defined below), the Rights will be evidenced by the certificates for and will be transferred with the Common Stock and the registered holders of the Common Stock will be deemed to be the registered holders of the Rights. After the Distribution Date, the rights agent will mail separate certificates evidencing the Rights to each record holder of the Common Stock as of the close of business on the Distribution Date (unless the Rights were earlier redeemed or exchanged), and thereafter the Rights will be transferable separately from the Common Stock. The "Distribution Date" generally means the earlier of (i) the close of business on the 10th day after the date of the first public announcement that a person (other than the Company or any of its subsidiaries or any employee benefit plan of the Company or any such subsidiary or, in certain circumstances, William D. Witter, Inc., together with its affiliates and associates, and Ericsson Holding International, B.V., together with its affiliates and associates) has acquired beneficial ownership of 10% or more of the outstanding shares of Common Stock (an "Acquiring Person") or (ii) the close of the business on the 10th business day (or such later day as may be designated before any person has become an Acquiring Person by the Board of Directors) after the date of the commencement of, or the announcement of an intention to commence, a tender or exchange offer by any person which would, if consummated, result in such person becoming an Acquiring Person.

     Prior to the Distribution Date, the Rights will not be exercisable. After the Distribution Date (but before any person has become an Acquiring Person), each Right will be exercisable to purchase, for $25.00 (the "Purchase Price"), one share of Common Stock. The terms and conditions of the Rights are set forth in a Rights Agreement dated as of March 9, 1999 as amended by Amendment No. 1 to the Rights Agreement dated as of June 9, 1999 ("Amendment No. 1"), and as further amended by Amendment No. 2 to the Rights Agreement dated as of April 7, 2000 ("Amendment No. 2"), between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agreement").

     The last paragraph of Item 1 of the Registration Statement is hereby amended and restated in its entirety as follows:

     The foregoing description of the Rights Agreement is qualified in its entirety by reference to the full text of the Rights Agreement, which is attached as Exhibit 1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission


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


("SEC") on March 9, 1999 and incorporated herein by reference, Amendment No. 1 which is attached as Exhibit 1 to the Company's Current Report on Form 8-K filed with the SEC on June 9, 1999 and incorporated herein by reference and Amendment No. 2 attached hereto as Exhibit 1(b) and incorporated herein by reference.








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

Item 2.  Exhibits

     Item 2 of this Registration Statement is hereby amended by adding the following new exhibit:

1(b) Amendment No. 2 dated as of April 7, 2000 to the Rights Agreement dated as of March 9, 1999, as amended, between Merrimac Industries, Inc. and ChaseMellon Shareholder Services, L.L.C., as Right Agent.



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
                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                           MERRIMAC INDUSTRIES, INC.


                                           By /s/ Robert V. Condon
                                              ----------------------------------
                                              Name:  Robert V. Condon
                                              Title: Vice President, Finance
                                                     and Chief Financial Officer


Dated:  April 10, 2000







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

                                  EXHIBIT INDEX


Exhibit                                                             Sequentially
-------                                                            Numbered Page
                                                                   -------------

1 Rights Agreement dated as of March 9, 1999 between Merrimac Industries, Inc. and ChaseMellon Shareholder Services, L.L.C., as Right Agent, which includes the Form of Right Certificate as Exhibit A and the Summary of Terms of the Rights Agreement as Exhibit B, incorporated by reference to
                Exhibit 1 to the Company's Current Report on
                Form 8-K filed on March 9, 1999.

1(a) Amendment No. 1 dated as of June 9, 1999 to the Rights Agreement dated as of March 9, 1999 between Merrimac Industries, Inc. and ChaseMellon Shareholder Services, L.L.C., as Right Agent, incorporated by reference to
                Exhibit 2 to the Company's Current Report on
                Form 8-K filed on filed on June 9, 1999.

1(b) Amendment No. 2 dated as of April 7, 2000 to the Rights Agreement as of March 9, 1999, as amended, between Merrimac Industries, Inc. and ChaseMellon Shareholder Services, L.L.C., as Right Agent.

                                                                    EXHIBIT 1(b)


                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT


              Amendment No. 2 dated as of April 7, 2000 ("Amendment No. 2") to the Rights Agreement dated as of March 9, 1999, as amended on June 9, 1999 (the "Rights Agreement"), between Merrimac Industries, Inc., a New Jersey corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company, as Rights Agent (the "Rights Agent").

              WHEREAS, the Company and the Rights Agent entered into the Rights Agreement; and

              WHEREAS, the Board of Directors of the Company, in accordance with
Section 27 of the Rights Agreement, deems it desirable and in the best interests of the Company and its shareholders to amend the Rights Agreement as set forth herein;

              NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

              Section 1. Certain Definitions.

              (a) For purposes of this Amendment No. 2, capitalized terms used herein and not otherwise defined shall have the meanings indicated in the Rights Agreement. Each reference to "hereof", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Rights Agreement shall refer to the Rights Agreement as amended hereby.

              (b) Section 1(i) of the Rights Agreement is hereby amended and restated in its entirety as follows:

                   "(i) "Exempt Person" shall mean (i) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan, (ii) William D. Witter, Inc., a New York corporation registered as an investment advisor under the Investment Advisers Act of 1940 ("Witter, Inc."), and its Affiliates and Associates (other than Charles F. Huber, II); provided, that Witter, Inc., together with its Affiliates and Associates (other than Charles F. Huber, II), are not the Beneficial Owners of more than 15% of the Common Shares of the Company then outstanding, and
(iii) Ericsson Holding International, B.V., a Netherlands corporation ("Ericsson"), and its Affiliates and Associates; provided, that Ericsson, together with its Affiliates and Associates, are the Beneficial Owners of only Common Shares purchased from the Company pursuant to a letter agreement dated as of April 7, 2000 among Ericsson, Ericsson Microelectronics, A.B., a Swedish corporation, and the Company.

              Section 2. Benefits of this Agreement. Nothing in this Amendment No. 2 shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights any legal or equitable right, remedy or claim under this Amendment No. 2, but this Amendment No. 2 shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights.

              Section 3. Severability. If any term, provision or restriction of this Amendment No. 2 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and restrictions of this Amendment No. 2 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

              Section 4. Governing Law. This Amendment No. 2 shall be deemed to be a contract made under the laws of the State of New Jersey and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

              Section 5. Counterparts. This Amendment No. 2 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

              Section 6. Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 2 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

              Section 7. Rights Agreement as Amended. This Amendment No. 2 shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.


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

              IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and attested, all as of the day and year first above written.


                                     MERRIMAC INDUSTRIES, INC.


                                     By    /s/  Mason N. Carter
                                           -------------------------------------
                                           Name:  Mason N. Carter
                                           Title:  Chairman and Chief Executive
                                                   Officer


                                     CHASEMELLON SHAREHOLDER
                                      SERVICES, L.L.C., as Rights
                                      Agent


                                     By /s/  Yvonne D. Benn
                                        ----------------------------------------
                                        Name:  Yvonne D. Benn
                                        Title:  Relationship Manager







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